Exhibit 10.z

SEVERANCE AGREEMENT, WAIVER AND RELEASE

This Severance Agreement, Waiver, and Release (hereafter “Agreement”) is made and entered into this 26th day of April, 2005, by and between Ken Sobaski (hereafter “the Employee”) and Polaris Sales Inc. (hereafter “the Company”).

WHEREAS, The Employee’s employment with the Company has been terminated;

WHEREAS, The Company has agreed to provide certain severance benefits to the Employee; and

WHEREAS, The Employee has agreed to provide the Company with a full release of any and all claims that the Employee has or may have against the Company in return for providing the benefits set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants established in this Agreement, the parties agree as follows:

I. TERMINATION DATE AND BENEFITS
The Employee’s effective date of termination of employment is April 26th, 2005 (“Effective Date”).

A. The Company agrees to provide the following benefits to the Employee subject to the rescission provisions of Section VIII:

• Salary continuation payments at Employee’s current salary to be paid on regularly scheduled pay periods beginning the day after the Effective Date and ending on April 25, 2006 (the “Severance Period”). If the Employee begins employment with another company prior to April 25, 2006, salary continuation will end and any remaining lump sum payments will be paid in full in one final paycheck on the regularly scheduled pay period following notification of other employment.

• The Company shall pay Employee, as if the Employee was employed with the Company for all of 2005, not less than $292,000 in profit sharing for the year 2005. This amount shall be payable in 2006 on the applicable scheduled payment date for other employees receiving such profit sharing. Employee shall not be eligible for profit sharing potentially earned in 2006.

• The Employee shall be eligible for the Company match in the Supplemental Employee Retirement Plan (“SERP”) during the Severance Period for all amounts that would have deposited into the Plan in accordance with Employee’s current elections and the SERP terms.

• In the event the Employee elects to receive COBRA benefits, the Company will reimburse the Employee for premiums for COBRA coverage less the monthly employee premium during the Severance Period or until the Employee is eligible for other medical/dental coverage. The Employee will be responsible for the entire COBRA premium beginning May 1, 2006.

• The Company will provide outplacement services to the Employee at an outplacement firm of the Company’s choice during the Severance Period.

• The Employee shall be eligible to use Employee’s choice of three Company products with a maximum of two from each product line during the Severance Period. Employee may purchase these products at the end of the Severance Period for the published employee purchase price. If Employee does not purchase the products, Employee shall return the products on or before April 25, 2006.

• The Company shall reimburse Employee for one annual physical for Employee and his spouse at the Mayo Clinic during the Severance Period.

• The Company will reimburse Employee for annual medical expenses incurred during the Severance Period and not covered under COBRA in an amount not to exceed $50,000. The types of expenses to be reimbursed are the same as those reimbursable through the Employee’s current Exec-U-Care benefit.

• The Company will reimburse Employee for tax and estate planning fees incurred during the Severance Period in an amount not to exceed $10,000.

• The Company will reimburse Employee for premiums for term life insurance in policy limits in of $650,000 during the Severance Period.

The Employee understands and agrees that the Employee is receiving a severance benefit as set forth above, all of which the Employee would not otherwise be entitled to receive. The Employee also agrees that Employee must provide Company with customary documentation of expenses before any of the reimbursements set forth above will be paid. The Employee also understands that the Employee will receive all the benefits set forth in this Section I only after the Employee signs this Agreement and the rescission period set forth in Section VIII herein has passed without Employee rescinding the Agreement.

B. In addition to the benefits above, the Employee shall be paid any earned but not paid vacation hours.

II. VOLUNTARY RELEASE
In return for the benefits listed in Section I. A above, the Employee on behalf of Emloyee, Employee’s heirs, executors, family members, beneficiaries, assignees, administrators, successors, and executors or anyone acting or claiming to act on Employee’s behalf, hereby releases and forever discharges the Company and all divisions, parent, subsidiaries, and successors, and all affiliated organizations, companies, foundations, and other corporations as well as past and present employees, agents, officials, officers, directors, Board members and representatives, both individually and in their representative capacities, from any and all claims or causes of action of any type, both known or unknown, asserted and unasserted, direct and indirect, and of any kind, nature, or description whatsoever, under any local, state, or federal law(s), or the common law of the State of Minnesota, arising or such may have arisen at any time up to and including the Effective Date which date is set forth in Section I of this Agreement. This includes, but is not limited to, any and all claims arising from the Employee’s employment with the Company and the termination of that employment, including claims arising under any applicable state Human Rights laws, Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal, Minnesota State Fair Labor Standards Acts, the Employee Retirement Income Security Act, and any other local, state, or federal law(s) relating to illegal discrimination in the workplace on the basis of race, religion, disability, sex, age, or other characteristics or traits, as well as any claims that the Employee may have been wrongfully discharged, that an employment contract has been breached, that the Employee has been harassed or otherwise treated unfairly during employment, or that the Employee has been defamed in any fashion. This release includes any claims for attorney’s fees that the Employee has or may have had. The Employee acknowledges that the severance benefits set forth in Section I. A above constitute adequate consideration for this release.

III. COMPANY PROPERTY, EQUIPMENT & MONEY OWED
The Employee agrees to immediately return all records, programs, information and Company product and property assigned, loaned or otherwise in Employee’s possession including demo or management units, cell phones and laptop computers except as specifically set forth herein. In addition, the Employee agrees to reimburse the Company for expense account advances less any expenses incurred prior to the Effective Date. This includes payment for outstanding personal account balances, business equipment, and demo units assigned in Employee’s name. This property must be returned to the Company before severance benefits will be paid.

IV. NON-ADMISSION
It is understood and agreed that this Agreement does not constitute an admission by The Company of any liability, wrongdoing, or violation of any law. Further, The Company expressly denies any wrongdoing of any kind whatsoever in its actions and dealings with the Employee.

V. CONFIDENTIALITY AND NONDISPARAGEMENT
In consideration of the promises set forth in Section I above, the Employee promises and represents that the Employee will not personally, nor will Employee authorize any other representative, employee, agent, or attorney acting on the Employee’s behalf to disclose, disseminate, or publicize, or permit to be disclosed, disseminated, or publicized, any of the terms of this Agreement to any outside third person except in response to an order or subpoena of a court of competent jurisdiction, or in response to any subpoena issued by any state or federal government body or agency. The term “person” utilized above shall include individuals (Polaris employees or others), corporations, partnerships, associations, subsidiaries, divisions or government agencies.

Notwithstanding the above, the Employee may communicate information regarding this agreement to the Employee’s personal legal counsel, tax advisor, and spouse. Before communicating this information, The Employee shall advise the person of the confidential nature of this Agreement, and each person who receives this confidential information shall be directed not to disclose, disseminate or otherwise publicize its terms.

The Employee further agrees not to make any disparaging or negative remarks, either orally or in writing, regarding the Company or any affiliated divisions or corporations, as well as any past or present Board members, officers, employees, or agents of the Company or any affiliated entities. The Employee acknowledges that this term is a material part of this Agreement. In the event it is determined that the Employee has breached this provision, the Company, at its option, may declare this Agreement void and without effect, and the Employee shall be obligated to immediately return the money paid to Employee as provided for in Section I above.

Employee acknowledges Employee’s ongoing obligation to not disclose the Company’s confidential and proprietary information to any third parties in accordance with Company policies. This obligation survives the termination of the Employee’s employment.

VI. AGREEMENT TO COOPERATE
The Employee hereby agrees that the Employee shall cooperate and assist the Company to the extent necessary to assist Employee’s counsel or the Company in handling any claims made against it by employees, former employees or third parties of which the Employee has some knowledge or information. The Employee further agrees that the Employee will not hereafter volunteer any information to third parties or their agents or representatives regarding claims that the party or any other person may have or could have against the Company, nor will the Employee in any way cooperate with any third party to assist in any way asserting a claim against the Company unless subpoenaed or ordered to do so by a court of competent jurisdiction.

VII. OPPORTUNITY TO SEEK ADVICE
The Employee has been advised by the Company that the Employee has the right to consult with an attorney prior to signing this Agreement, and that Employee has twenty-one (21) days from the date on which the Employee receives this Agreement (noted below) to consider whether or not Employee wishes to sign it. The date on which the Employee received this Agreement is accurately reflected on the line marked “DATE RECEIVED.” For acceptance of this Agreement to be effective, it must be in writing and hand delivered or mailed to Polaris Industries Inc., Attn: John Corness, 2100 Highway 55, Medina, MN 55340. If mailed, the acceptance must be postmarked within the 21-day period, properly addressed as set forth in the preceding sentence and sent by certified mail, return receipt requested. If delivered by hand, it must be given to John Corness within the 21-day period.

VIII. OPPORTUNITY TO CONSIDER
Employee may cancel this Agreement for any reason within seven (7) days after the Employee has signed it for age related claims under federal law or within fifteen (15) days after signing it for any claims under the Minnesota Human Rights Act. The Employee understands and agrees that this Agreement does not become effective or enforceable until after the rescission period has passed. For cancellation to be effective, it must be in writing and hand delivered or mailed to Polaris Industries Inc., Attn: John Corness, 2100 Highway 55, Medina, MN 55340. If mailed, the cancellation must be postmarked within the 15-day period, properly addressed as set forth in the preceding sentence and sent by certified mail, return receipt requested. If delivered by hand, it must be given to John Corness within the 15-day period.

IX. NON ASSIGNMENT
The parties agree that this Agreement will not be assignable by either party unless the other party first agrees in writing.

X. COUNTERPARTS
This Agreement may be signed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same document.

XI. SEVERABILITY CLAUSE
In the event that any provision of this Agreement shall be held void or unenforceable by a court of competent jurisdiction which is affirmed on appeal, said judgment shall not affect, impair, or invalidate the remainder of this Agreement unless the provision declared totally or partially unenforceable destroys the release of claims provided to the Company in Section II.

XII. COMPREHENSIVE NATURE OF AGREEMENT AND DRAFTSMANSHIP
This Agreement contains the entire agreement between the Employee and the Company; acknowledges that the Employee has been advised in writing to consult the Employee’s own attorney; that the Employee has had an opportunity to consult with the Employee’s own attorney regarding the terms of this Agreement; that the Employee has read and understands the terms of this Agreement; that the Employee is voluntarily entering into this Agreement to take advantage of the benefits offered; and that there have been no promises leading to the signing of this Agreement except those that have been expressly contained in this written document.

XIII. BANKRUPTCY
The Employee represents that the Employee is not a party to a pending personal bankruptcy, and that the Employee is legally able and entitled to receive the money being paid to the Employee by the Company.

XIV. GOVERNING LAW
This Agreement will be construed and interpreted in accordance with the laws of the state of Minnesota. It is further agreed that any action initiated in connection with the interpretation of or adherence to the terms and provisions of this Agreement shall be venued solely and exclusively in state court in the State of Minnesota in the County of Hennepin. The parties to this Agreement agree and acknowledge that this Agreement shall be considered to have been drafted equally by each of the parties.

DATE RECEIVED BY THE EMPLOYEE: April 26, 2005

Polaris Sales Inc.

BY: /s/ John Corness	Date: 04/26/2005

ITS: VP Human Resources

Employee

Signature: /s/ Kenneth Sobaski	04/28/2005

Print Name: Kenneth Sobaski	Date Signed by the Employee